Exhibit 99.1

NEWS RELEASE

Contact:
John Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc. Names Pamela Hershberger to Board of Directors

MAUMEE, OHIO, October 25, 2019 - The Andersons, Inc. (Nasdaq: ANDE) has named Pamela Hershberger to the Company’s Board of Directors effective December 6, 2019.
Ms. Hershberger retired from Ernst & Young in 2018 after 31 years of service. She began her career in the firm’s Toledo, Ohio, office as a staff auditor. She was later promoted to partner and served as a trusted advisor to several Fortune® 1000 companies. In 2008, Ms. Hershberger was named Toledo's office managing partner, a position she held until her retirement.
Currently, Ms. Hershberger holds leadership positions on several community and institutional boards, including vice chair for Ohio Northern University, chair for the Toledo Alliance for the Performing Arts and treasurer for the Toledo Community Foundation. She is also the former board chair for the Toledo Zoo and Aquarium.
Ms. Hershberger received her bachelor’s degree from Ohio Northern University. She completed the Ernst & Young Executive Program at the Kellogg School of Management at Northwestern University. She is a certified public accountant.
“Pam’s extensive accounting and financial background coupled with her leadership experience makes her an excellent addition to our Board of Directors,” said Chairman Mike Anderson. “We are very pleased with the combined skillset of our Board and the strength it provides to our company.”

About The Andersons, Inc.
Founded in 1947 in Maumee, Ohio, The Andersons, Inc. (Nasdaq: ANDE) is a diversified company rooted in agriculture that conducts business in the commodity trading, ethanol, plant nutrient and rail sectors. Guided by its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities and increase the value of the company. For more information, please visit www.andersonsinc.com.